Exhibit 99.2

11500 Ash Street

Leawood, Kansas  66211

August 1, 2016

CFO Commentary on

Second Quarter 2016 Financial Results

Financial Information

Reconciliations and definitions of non-GAAP financial measures (Adjusted EBITDA, Adjusted EBITDA Margin, adjusted diluted earnings per share, and Adjusted Free Cash Flow) are provided in the financial schedules included below and in our financial tables that accompany our second quarter 2016 earnings press release available at http://investor.amctheatres.com.

Conference Call

The Company will host a conference call on Monday, August 1, 2016, at 7:30 a.m. CDT/8:30 a.m. EDT to review results for the second quarter ended June 30, 2016.

To listen to the call, please dial (877) 407-3982 in the U.S. or (201) 493-6780 outside the U.S.  You may also listen to the conference call via the internet by visiting the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast.  Investors and interested parties should go to the website at least 15 minutes prior to the call to register and/or download and install any necessary audio software.

Summary

We are very pleased with the strength of our innovative strategic growth initiatives and their contributions to our second quarter financial results and our strong second half of 2016.

From an industry perspective, the 2016 second quarter box office declined approximately 9.3% and attendance declined approximately 10.6%, compared to the record-breaking second quarter last year. Despite strong showings by Captain America: Civil War, The Jungle Book and Finding Dory, 2016’s predominantly family oriented top three second quarter movies could not overcome the action oriented and heavy-premium-format weighted largest industry box office quarter of all time in 2015.

For the second quarter, with an industry backdrop of 9.3% lower box office, we generated total revenues of $764.0 million, down 7.0% compared to $821.1 million last year. Total revenues for the 2016 second quarter included $481.2 million of admissions revenues (9.8% less than last year), $243.5 million of food and beverage revenues (2.8% less than last year), and $39.2 million of other theatre revenues (5.4% growth over last year).

When compared to the same quarter a year ago, second quarter 2016 total attendance declined 7.1% to 50.0 million and average ticket price for the quarter decreased $0.28 or 2.8% to $9.63.  The decline in average ticket price is due primarily to a decline in premium-format box office attendance, particularly in IMAX where we enjoy a 44% market share, the addition of Starplex theatres with a lower average ticket price, the higher mix of family-oriented film product, and the impact of promotional pricing strategies.  Relative to the industry and publicly traded competitors’ pricing, our pricing was impacted by the same decline in premium-format attendance decline, the addition of Starplex theatres, the impact of promotional pricing as well as the continued effect on industry box office of the tax-on-top strategy being deployed by other exhibitors, a strategy we anniversaried last year.  We expect the pricing impact from the Starplex theatres to continue for the remainder of 2016.

Our strategic initiatives continue to perform well, and we experienced a 6.9% increase in the number of average screens in the second quarter of 2016 due to the acquisition of Starplex and the completion of numerous recliner theatre renovations in the first half 2016. The contribution from our strategic initiatives and the increase in screens were impacted by the lower productivity theatres located in the smaller, non-urban markets served by the Starplex. Excluding the impact of Starplex theatres, attendance per screen for the balance of the circuit was approximately in-line with the industry.  Our priority is to continue to drive attendance which ultimately allows us to monetize those visits through food and beverage sales.

Food and beverage continues to set records as we implement our enhanced food and beverage initiatives.  Food and beverage revenues per patron set an all-time record of $4.87, growing 4.7% as we saw improvement across our entire spectrum of food and beverage initiatives. We have set all-time high food and beverage per patron records in nine of the last ten quarters.  Our food and beverage gross margin for the second quarter improved 30 basis points to 86.0% compared to the second quarter last year, while our food and beverage gross profit per patron grew 5.0%, to set an all-time high record of $4.19.

During the second quarter we deployed two new Marketplaces, eight new MacGuffin bars, 21 new Coca-Cola Freestyle® machines, 6 new digital menu boards, three new kiosks, and 17 new food and beverage pre-order systems.

At quarter-end, we had 19 dine-in-theaters and 141 MacGuffins in operation, representing a 6% and 31% increase in unit count, respectively, compared to the same quarter end a year ago.

Other revenue for the quarter increased 5.4% to a second quarter record $39.2 million compared to last year, due primarily to increases in internet ticketing fees, exchange ticket income, and on-screen advertising.

AMC’s film exhibition costs for the second quarter decreased $32.5 million, or 11.0% to $262.9 million compared to last year, and this represented 54.6% of admissions revenue, down 75 basis points compared to the second quarter last year.

Operating expenses for the second quarter were $200.0 million, or 26.2% of total revenues as compared to $205.4 million, or 25.0% of total revenues for the same quarter a year ago.  Impacting operating expenses during the quarter were increases in repairs and maintenance expense and equipment rentals related to our enhanced food and beverage initiatives and a 7% increase in circuit screens.

Rent expense for the second quarter increased 6.8% to $122.8 million, on a 6.9% increase in the number of average screens, primarily related to the Starplex acquisition.  Rent per average screen for the second quarter was comparable to the same quarter last year.

General and administrative expense for the second quarter increased 45.5% to $26.2 million compared to the same quarter last year, as merger and acquisition expenses related to Starplex, Carmike Cinemas and Odeon & UCI Cinemas Group increased $5.3 million, and legal, development and consulting expenses increased $2.6 million.  Both the Carmike and Odeon acquisitions are expected to be completed by the end of the year, and based on that assumption, we expect acquisition expenses to increase in each of the third and fourth quarters so that total merger and acquisition expense for the year is between $25 and $27 million.

Depreciation and amortization increased 8.8%, to $62.3 million in the second quarter compared to the same period last year.  The increase was primarily attributable to an increase in depreciable assets resulting from the Starplex acquisition and the continued investment in our strategic growth initiatives.  We anticipate completing several spot acquisitions and investing in our theatres at similar levels through the balance of 2016, resulting in additional increases in depreciable assets.  As a result, we expect depreciation and amortization to grow approximately 5% to 7%, sequentially in each of the third and fourth quarters of 2016.

Net earnings for the second quarter declined 45.4% to $24.0 million and diluted earnings per share declined 46.7% to $0.24.

•

Net earnings for the second quarter ended June 30, 2015, includes a $9.3 million loss on extinguishment of indebtedness related to the cash tender offer and redemption of the 9.75% Senior Subordinated Notes due 2020, $2.9 million discrete tax benefit related to a favorable state ruling that resulted in a reduction of uncertain tax positions

•	Net earnings for the second quarter ended June 30, 2016, includes $5.5 million of costs related to merger and acquisition activity

Excluding the $9.3 million loss on extinguishment of indebtedness and the $2.9 million discrete tax benefit in the prior year’s second quarter, adjusted diluted earnings per share for the three months ended June 30, 2016 would have decreased 50.0% to $0.24 per diluted share as compared to $0.48 for the prior year period.

In total during the quarter, we acquired one new theatre with 11 screens, temporarily closed 158 screens, and reopened 101 screens to implement our strategy and deploy guest experience upgrades.  Average screens fluctuate as a result of acquisitions and the timing of when screens are closed and reopened for renovations.  For both the third and fourth quarters of 2016, we expect average screens to remain near second quarter 2016 levels.

Adjusted EBITDA for the second quarter of 2016 declined 17.9% to a $129.6 million and Adjusted EBITDA Margins declined 220 basis points to 17.0% compared to 19.2% for the second quarter last year.  Adjusted EBITDA was primarily impacted by decreases in attendance and average ticket prices related to the difficult industry box office comparables from last year’s record-setting second quarter and a lower percentage of box office in IMAX which carries a higher average ticket price versus traditional, offset by contributions from our strategic growth initiatives and our Starplex acquisition.

Six Months Ended June 30, 2016

Despite the record-breaking second quarter last year, from an industry perspective, for the six months ended June 30, 2016, the box office grew slightly, up approximately 0.5% to $5.6 billion while industry attendance declined approximately 2.7% and industry average ticket price grew approximately 3.3%compared to the same period a year ago.

For the six months ended June 30, 2016, all of our revenue segments set year-to-date through June 30th records as AMC’s total revenues grew 3.8% to $1.53 billion compared to $1.47 billion in the same period a year ago.  Total revenues for the 2016 six month period included $963.8 million of admissions revenues (1.2% growth over last year), $487.7 million of food and beverage revenues (8.1% growth over last year), and $78.5 million of other theatre revenues (10.4% growth over last year).

Operating expense for the six month period increased 2.5% to $402.3 million compared to $392.7 million in the six-month period a year ago, primarily due to a 2.7% increase in attendance.

General and administrative expense for the six-month period increased 101.1% to $49.3 million from $24.5 million in the same period a year ago.  General and administrative expense for the six months ended June 30, 2015, benefited from an $18.1 million gain related to the termination of a post-retirement health benefit plan which caused our net periodic benefit costs to be much lower than normal in the prior year.

Net earnings for the six-month period increased 4.4% to $52.3 million and diluted earnings per share increased 3.9% to $0.53 compared to the six month period a year ago.

•	Net earnings for the six-month period ended June 30, 2016, includes a $3.0 million gain on the sale of RealD stock

•	Net earnings for the six months ended June 30, 2016, includes $10.2 million of costs related to merger and acquisition activity

•

Net earnings for the six-month period ended June 30, 2015 includes a $9.3 million loss on extinguishment of indebtedness related to the cash tender offer and redemption of the 9.75% Senior Subordinated Notes due 2020, and a $2.9 million discrete tax benefit related to a favorable state ruling that resulted in a reduction of uncertain tax positions

Excluding the benefit of the $3.0 million gain from the sale of RealD stock in the current six month period, the $9.3 million loss on extinguishment of indebtedness, the $2.9 million discrete tax benefit, and the $18.1 million gain related to the termination of a post-retirement health benefit plan in the prior year six month period, adjusted diluted earnings per share for the six month period ended June 30, 2016 would have increased 18.6% to $0.51 per diluted share as compared to $0.43 for the prior year period.

Adjusted EBITDA for the six months ended June 30, 2016, also set a year-to-date through June 30th record as it grew 0.9% to $276.0 million compared to $273.5 million in the year ago period.  Adjusted EBITDA margin for the 2016 six month period was 18.0% as compared to 18.5% in the same period a year ago.  Adjusted EBITDA for the six months ended June 30, 2015, also benefited from the $18.1 million gain mentioned above.

Excluding this $18.1 million gain in the prior year, Adjusted EBITDA growth year-over-year for the six months ended June 30, 2016, would have shown an improvement of approximately 8.1% and Adjusted EBITDA margin improvement of 70 basis points from 17.3% to 18.0%.

Capital Expenditures

Total gross capital expenditures (excluding the change in construction payables) for the three month period ended June 30, 2016, totaled $82.6 million and after approximately $27.5 million of landlord contributions yielded net capital expenditures of $55.1 million. Recliner theatres accounted for the majority of the capital expenditures during the second quarter of 2016.

We expect capital expenditures for 2016 to total approximately $400 million to $420 million, with landlords contributing approximately $120 million to $130 million, resulting in a net cash outlay of approximately $280 million to $290 million.

Adjusted Free Cash Flow

Adjusted Free Cash Flow for the three months ended June 30, 2016, decreased 40.7% to $40.8 million from $68.7 million in the year ago period, as the difficult industry box office comparables impacted net earnings and Adjusted EBITDA.

For the six month period ended June 30, 2016, Adjusted Free Cash Flow increased 28.4% to $112.9 million from $87.9 million in the year ago period. Our ability to utilize Tax Net Operating Loss Carryforwards to reduce cash taxes enables us to convert a higher percentage of Adjusted EBITDA to Adjusted Free Cash Flow, and that cash flow can then be reinvested in the circuit through our strategic initiatives or used to grow the company through acquisitions.  Given that our recliner renovations continue to generate cash-on-cash returns in excess of 25%, we expect to continue using Adjusted Free Cash Flow for reinvestment and attractive acquisition opportunities.

Balance Sheet

With respect to the balance sheet, we completed the second quarter with $93.3 million in cash and a total debt balance of approximately $1.933 billion.

As of June 30, 2016, our leverage ratio was roughly 3.4 times net debt to last twelve months Adjusted EBITDA, which is well within our comfort range. Our leverage, cash flow generation and liquidity are all in line with expectations.

Impact to 2016 Adjusted EBITDA from AMC Stubs® Re-Launch

On July 11, 2016, AMC re-launched our new and updated loyalty program, AMC Stubs®, with two new tiers, a paid tier – AMC Stubs®: Premiere priced at $15.00 per year and a free tier – AMC Stubs®: Insider. Both tiers offer exciting new loyalty rewards with the objective of providing a better theatre experience and ultimately attracting, growing and retaining our most valuable guests.  We are excited about the volume of new enrollments we have seen in these early days.

We believe the refreshed AMC Stubs® program will drive incremental attendance and food and beverage spend in 2016 and beyond.  As we learned when we first introduced the AMC Stubs® program five years ago, however, there is a ramp up phase in the first nine to twelve months of a new loyalty program related to start-up costs and build-up of deferred revenues for earned rewards which will result in future benefit when they are redeemed and recognized as revenues.  As a result of this ramp up and the impact from $6 million of initial program startup costs, we expect adjusted EBITDA for the balance of 2016 to be reduced by between $8 and $10 million.  We expect the program to be accretive to adjusted EBITDA in 2017 and beyond.

Dividend

Consistent with our plans to augment shareholder returns through the return of capital, AMC’s Board of Directors, at its regular board meeting on July 25, 2016, authorized the tenth consecutive quarterly dividend of $.20 per share, payable on September 19, 2016, to holders of record on September 6, 2016.

Since our IPO on December 18, 2013, AMC has returned approximately $176.6 million to shareholders in the form of dividends or dividend equivalents.

Website Information

This CFO Commentary, along with other news about AMC, is available at www.amctheatres.com.  We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com.  We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC.  The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.  Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for E-mail Alerts.

Forward-Looking Statements

This CFO Commentary includes “forward-looking statements” within the meaning of the “safe-harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.  Similarly, statements made herein and elsewhere regarding the pending acquisitions of Odeon & UCI and Carmike Cinemas (collectively “the targets”) are also forward-looking statements, including statements regarding the anticipated closing date of the acquisitions, the source and structure of financing, management’s statements about effect of the acquisitions on AMC’s future business, operations and financial performance and AMC’s ability to successfully integrate the targets into its operations.  These forward-looking statements are based on information available at the time the statements are made and/or managements’ good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.  These risks, trends, uncertainties and facts include, but are not limited to, risks related to: the parties’ ability to satisfy closing conditions in the anticipated time frame or at all; obtaining regulatory approval, including the risk that any approval may be on terms, or subject to conditions, that are not anticipated; obtaining the Carmike stockholders approval for the Carmike transaction; the possibility that these acquisitions do not close, including in circumstances in which AMC would be obligated to pay a termination fee or other damages or expenses; related to financing these transactions, including AMC’s ability to finance the transactions on acceptable terms and to issue equity at favorable prices; responses of activist stockholders to the transactions; AMC’s ability to realize expected benefits and synergies from the acquisitions; AMC’s effective implementation, and customer acceptance, of its marketing strategies; disruption from the proposed transactions- making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on transaction-related issues; the negative effects of this announcement or the consummation of the proposed acquisitions- on the market price of AMC’s common stock; unexpected costs, charges or expenses relating to the acquisitions; unknown liabilities; litigation and/or regulatory actions related to the proposed transactions; AMC’s significant indebtedness, including the indebtedness incurred to acquire the targets; execution risks related to the integration of Starplex Cinemas into our business; our ability to achieve expected synergies and performance from our acquisition of Starplex Cinemas; AMC’s ability to utilize net operating loss carry-forwards to reduce future tax liability; increased competition in the geographic areas in which we operate and from alternative film-delivery methods and other forms of entertainment; continued effectiveness of AMC’s strategic Initiatives; the impact of shorter theatrical exclusive release windows; our ability to attract and retain senior executives and other key personnel; the impact of governmental regulation, including anti-trust investigations concerning potentially anticompetitive conduct, including film clearances and participation in certain joint ventures; unexpected delays and costs related to our optimization of our theatre circuit; failure, unavailability or security breaches of our information systems; operating a business in markets AMC is unfamiliar with; the United Kingdom’s exit from the European Union; and other business effects, including the effects of industry, market, economic, political or regulatory conditions, future exchange or interest rates, changes in tax laws, regulations, rates and policies; and risks, trends, uncertainties and other facts discussed in the reports AMC has filed with the SEC.  Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein.  Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.  For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s Annual Report on Form 10-K, filed with the SEC on March 8, 2016, and the risks, trends and uncertainties identified in their other public filings.  AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(tables follow)

Non-GAAP Measures

Reconciliation of Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share:

(dollars in thousands, except per share data)

(unaudited)

	3 Months Ended		6 Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net Earnings:	$23,967	$43,923	$52,258	$50,061
Net periodic benefit credit related to the termination
of post-retirement plan	—	—		(18,118)
Loss on redemption of 9.75% Senior
Subordinated Notes due 2020	—	9,273		9,273
Gain on sale Real D	—	—	(3,008)
Discrete tax benefit recorded in income tax provision	—	(2,900)	—	(2,900)
Income tax effects of pre-tax adjustments above	—	(3,616)	1,173	3,450
Net Earnings, excluding benefit related to termination
of post-retirement plan, loss on redemption of Notes due
2020 and gain on sale of Real D, discrete tax benefit,
and related tax effects of adjustments	$23,967	$46,680	$50,423	$41,766

Average shares outstanding, diluted	98,304	98,037	98,237	97,987

Adjusted diluted earnings per share (1)	$0.24	$0.48	$0.51	$0.43
Diluted Earnings per share	$0.24	$0.45	$0.53	$0.51

Reconciliation of Adjusted EBITDA:

(dollars in thousands)

(unaudited)

	3 Months Ended		6 Months Ended
	June 30,		June 30,

	2016	2015	2016	2015
Net Earnings	$23,967	$43,923	$52,258	$50,061
Plus:
Income tax provision	16,385	23,350	34,475	27,280
Interest expense	27,035	27,048	54,097	55,500
Depreciation and amortization	62,291	57,249	122,721	115,026
Certain operating expenses (3)	3,838	3,350	7,240	7,414
Equity in earnings of non-consolidated entities	(11,849)	(9,362)	(16,113)	(10,686)
Cash distributions from non-consolidated entities	590	1,285	18,271	15,771
Investment (income) loss	176	(59)	(9,778)	(5,202)
Other expense (4)	(110)	9,273	(84)	9,273
General and administrative expense-unallocated:
Merger, acquisition and transaction costs	5,548	261	10,152	1,839
Stock-based compensation expense (5)	1,717	1,439	2,804	7,178
Adjusted EBITDA (2)	$129,588	$157,757	$276,043	$273,454
Adjusted EBITDA Margin (6)	17.0%	19.2%	18.0%	18.5%

Reconciliation of Adjusted Free Cash Flow:

(dollars in thousands)

(unaudited)

	3 Months Ended		6 Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net Earnings	$23,967	$43,923	$52,258	$50,061
Plus:
Income tax provision	16,385	23,350	34,475	27,280
Interest expense	27,035	27,048	54,097	55,500
Depreciation and amortization	62,291	57,249	122,721	115,026
Certain operating expenses (3)	3,838	3,350	7,240	7,414
Equity in earnings of non-consolidated entities	(11,849)	(9,362)	(16,113)	(10,686)
Cash distributions from non-consolidated entities	590	1,285	18,271	15,771
Investment (income) loss	176	(59)	(9,778)	(5,202)
Other expense (4)	(110)	9,273	(84)	9,273
General and administrative expense-unallocated:
Merger, acquisition and transaction costs	5,548	261	10,152	1,839
Stock-based compensation expense (5)	1,717	1,439	2,804	7,178
Minus:
Cash distributions from non-consolidated entities	590	1,285	18,271	15,771
Income taxes paid, net of refunds	3,284	(1,635)	4,090	(1,130)
Cash interest expense	25,569	27,394	51,383	56,718
Capital expenditures (excluding change in
construction payables)	82,569	70,823	128,680	130,207
Landlord contributions	(27,537)	(12,726)	(47,846)	(23,717)
Principal payments under Term Loan	2,201	1,937	4,403	3,875
Principal payments under capital and financing
lease obligations	2,123	1,940	4,199	3,826
Adjusted Free Cash Flow (7)	$40,789	$68,739	$112,863	$87,904

1)

Adjusted diluted earnings per share is diluted earnings per share excluding a non-recurring postretirement net periodic benefit credit in the prior year, a loss on redemption of our 9.75% Senior Subordinated Notes due 2020 in the prior year quarter and year, a gain on sale of our investments in Real D during the current year, a discrete tax benefit recorded in income tax provision during the prior year quarter and year and the related tax effects of those adjustments. We have included adjusted diluted earnings per share because we believe it provides investors with additional useful information on our performance and is used by management to assess our performance.  We have calculated the tax effects of the pre-tax adjustments described above using our effective Federal and State income tax rate for current and deferred income taxes which is reflective of our estimated annual GAAP income tax rate forecast adjusted to account for items excluded from GAAP income. Adjusted diluted earnings per share is a non-GAAP financial measure and should not be used as an alternative to diluted earnings per share, and may not be comparable to similarly titled measures reported by other companies.

2)

We present Adjusted EBITDA as a supplemental measure of our performance.  We define Adjusted EBITDA as net earnings plus (i) income tax provision, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include any cash distributions of earnings from our equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.  Adjusted EBITDA is a non-GAAP financial measure and should not be construed as an alternative to net earnings as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance, estimate our value and evaluate our ability to service debt.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

• does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

• does not reflect changes in, or cash requirements for, our working capital needs;

• does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

• excludes income tax payments that represent a reduction in cash available to us; and

• does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

3)

Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

4)

Other expense for the prior year quarter and prior year related to the cash tender offer and redemption of the 9.75% Senior Subordinated Notes due 2020.  We exclude other expense and income related to financing activities as the amounts are similar to interest expense or income and are non-operating in nature.

5)	Non-cash expense included in General and Administrative: Other

6)	We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Total Revenues.

7)

We use Adjusted Free Cash Flow as a performance measure in our internal evaluation of operating effectiveness and in making decisions regarding the allocation of resources. Adjusted Free Cash Flow is a non-GAAP financial measure and should not be construed as an alternative to net earnings as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). We define Adjusted Free Cash Flow as Adjusted EBITDA minus the sum of cash distributions from non-consolidated entities, cash taxes, cash interest, capital expenditures (excluding change in construction payables) net of landlord contributions, mandatory payments of principal under any credit facility and payments under capital lease obligations and financing lease obligations as further described in the table below.  We make adjustments to Adjusted EBITDA for certain cash requirements to determine amounts available for general capital purposes from our operations. Adjusted Free Cash Flow may not be comparable to similarly titled measures reported by other companies or other similar measures of cash flow. We have included Adjusted Free Cash Flow as we believe it provides a useful measure of funds available for general capital purposes from our operations, and because it is used by management to evaluate the performance of our Company.

	3 Months Ended		6 Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Adjusted EBITDA	$129,588	$157,757	$276,043	$273,454
Minus:
Cash distributions from non-consolidated
entities	590	1,285	18,271	15,771
Income taxes paid, net of refunds	3,284	(1,635)	4,090	(1,130)
Cash interest expense	25,569	27,394	51,383	56,718
Capital expenditures (excluding change in
construction payables)	82,569	70,823	128,680	130,207
Landlord contributions	(27,537)	(12,726)	(47,846)	(23,717)
Principal payments under Term Loan	2,201	1,937	4,403	3,875
Principal payments under capital and financing
lease obligations	2,123	1,940	4,199	3,826
Adjusted Free Cash Flow	$40,789	$68,739	$112,863	$87,904

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